UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant                                                                       ☒

Filed by a Party other than the Registrant                                          ☐

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☐           Preliminary Proxy Statement
☐           Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material pursuant to Rule 14a-12

FIRST MID-ILLINOIS BANCSHARES, INC.
(Name of Registrant as Specified in its Charter)
_____________________________________________________________
(Name of Person(s) Filing Proxy Statement; if other than the Registrant)

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March 20, 2015

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of First Mid-Illinois Bancshares, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc. to be held at 4:00 p.m. on April 29, 2015, in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois.

Pursuant to the Securities and Exchange Commission’s “notice and access” rules, on or about March 20, 2015, you received in the mail our Notice of Internet Availability of Proxy Materials (the “Notice”), which provided you with instructions on how to access on an Internet website this Proxy Statement, the Company's 2014 annual report to stockholders and the Company’s Annual Report on Form 10-K for the recently completed fiscal year.  Details regarding the business to be conducted at the meeting are described in the Notice and in this Proxy Statement.

At the meeting, we will report on Company operations and the outlook for the year ahead.  Directors and officers of the Company, as well as a representative of BKD, LLP, the Company's independent auditors, will be present to respond to any appropriate questions stockholders may have.

The 2015 annual meeting of stockholders is being held for the following purposes:

1.  The election of Holly A. Bailey, Joseph R. Dively and William S. Rowland as directors of the Company (Proposal I); and
2.  Such other matters as may properly come before the meeting or any adjournments thereof.

I encourage you to attend the meeting in person.  Whether or not you plan to attend the meeting, please act promptly to vote your shares.  You may vote your shares over the Internet or, if you receive or request to receive proxy materials, by mailing, completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope provided.  You may also vote your shares by telephone or by following the instructions set forth on the proxy card.  Please review the instructions for each of your voting options described in the Notice you may have received in the mail and in this Proxy Statement. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.  Submitting a proxy will ensure that your shares are represented at the meeting.  If you have any questions concerning these matters, please contact me at (217) 258-9520 or Lee Ann Perry, Manager of Shareholder Services, at (217) 258-0493.  We look forward with pleasure to seeing and visiting with you at the meeting.

               Very truly yours,

               FIRST MID-ILLINOIS BANCSHARES, INC.

               Joseph R. Dively
               Chairman, President and Chief Executive Officer
____________________________________________________________________________________________________

1421 Charleston Avenue  ·  P.O. Box 499  ·   Mattoon, IL 61938  ·  Phone: (217) 258-0493

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held April 29, 2015

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue, P.O. Box 499
Mattoon, Illinois 61938
(217) 258-0493

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid-Illinois Bancshares, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders to be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, April 29, 2015 at 4:00 p.m. local time.  The Board of Directors would like to have all stockholders represented at the meeting. This proxy statement and the enclosed form of proxy are being made available to the stockholders beginning on or about March 20, 2015.

Whether or not you plan to attend the Annual Meeting of Stockholders, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and if you receive or request to receive printed proxy materials, the proxy card. The Company's annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, have been made available with this Proxy Statement.

The Company is a diversified financial services company which serves the financial needs of central Illinois.  The Company owns all the outstanding capital stock of First Mid-Illinois Bank & Trust, N.A., a national banking association (the "Bank"), with offices in Mattoon, Charleston, Effingham, Altamont, Neoga, Sullivan, Arcola, Taylorville, Tuscola, Monticello, Urbana, Decatur, Highland, Champaign, Maryville, Mansfield, Mahomet, Weldon, Bartonville, Peoria, Galesburg, Quincy and Knoxville Illinois; Mid-Illinois Data Services, Inc., a data processing company ("Data Services");  and The Checkley Agency, Inc. doing business as First Mid Insurance Group, an insurance agency ("Insurance Group").

Only holders of record of the Company's common stock ("Common Stock") at the close of business on March 6, 2015 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting.  On the Record Date, the Company had 7,017,236 shares of Common Stock issued and outstanding.  In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

You may revoke your proxy at any time before it is voted.  Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof.  You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy, or by attending the annual meeting and voting in person.  Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein.  Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

A quorum of stockholders is necessary to take action at the annual meeting.  The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum.  Votes cast by proxy or in person at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present.  The inspector of election will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.  "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company.  Proxies are being solicited principally via the Internet and by mail.  In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter.  The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of February 1, 2015, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group. For certain individuals listed below, the number of shares of Common Stock beneficially owned includes the shares of Common Stock into which such individuals may convert their shares of the Company’s Series C 8% Non-Cumulative Perpetual Convertible Preferred Stock (the “Series C Preferred Stock”). The Series C Preferred Stock is non-voting stock except with respect to certain fundamental changes in the terms of the stock and with respect to certain matters following the Company’s failure to pay dividends on the stock during four dividend payment periods. Please refer to the footnotes of the following table.

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Ownership (2)		Percentage of Class Outstanding		Percentage of Voting Power
Principal Stockholders:
David R. Hodgman c/o Schiff Hardin LLP 233 S. Wacker Dr., Suite 6600 Chicago, Illinois 60606	Common	571,589	(3)	8.1%	(21)	8.1%	(23)
	Series C Preferred	—		—%
Benjamin I. Lumpkin c/o SKL Investment Group, LLC 121 South 17th Street Mattoon, Illinois 61938	Common	345,106	(4)	4.9%	(21)	6.5%	(23)
	Series C Preferred	500	(4)	9.1%
Charles A. Adams 1020 North 13th Street Mattoon, Illinois 61938	Common	532,580	(5)	7.6%	(21)	8.5%	(23)
	Series C Preferred	300	(5)	5.5%
Elizabeth L. Celio c/o SKL Investment Group, LLC 121 South 17th Street Mattoon, IL 61938	Common	701,856	(6)	10.0%	(21)	11.8%	(23)
	Series C Preferred	600	(6)	10.9%
Kermit Speer 1648 Taylor Road Port Orange, FL 32128	Common	300,022	(7)	4.3%	(21)	6.4%	(23)
	Series C Preferred	637	(7)	11.6%

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Ownership (2)		Percentage of Class Outstanding		Percentage of Voting Power
Director Nominees, Directors and Named Executive Officers:
Holly A. Bailey	Common	73,582	(8)	1.1%	(21)	1.5%	(23)
	Series C Preferred	125	(8)	2.3%
Robert S. Cook	Common	6,979	(9)	*%	(21)	*%	(23)
	Series C Preferred	—		—%
Joseph R. Dively	Common	48,776	(10)	*%	(21)	* %	(23)
	Series C Preferred	20	(10)	*%
Steven L. Grissom 121 South 17th Street Mattoon, Illinois 61938	Common	365,755	(11)	5.2%	(21)	5.6%	(23)
	Series C Preferred	130	(11)	2.4%
Gary W. Melvin 1134 CR 1650 E Sullivan, IL 61951	Common	424,000	(12)	6.0%	(21)	7.6%	(23)
	Series C Preferred	489	(12)	8.9%
William S. Rowland	Common	75,994	(13)	1.1%	(21)	1.1%	(23)
	Series C Preferred	20	(13)	*%
Ray Anthony Sparks 30 South Country Club Road Mattoon, IL 61938	Common	350,150	(14)	5.0%	(21)	5.7%	(23)
	Series C Preferred	230	(14)	4.2%
James E. Zimmer	Common	1,381	(15)	*%	(21)	* %	(23)
	Series C Preferred	—		—%
Michael L. Taylor	Common	14,051	(16)	*%	(21)	* %	(23)
	Series C Preferred	4	(16)	*%
John W. Hedges	Common	28,128	(17)	*%	(21)	* %	(23)
	Series C Preferred	5	(17)	*%
Eric S. McRae	Common	20,686	(18)	*%	(21)	* %	(23)
	Series C Preferred	2	(18)	*%
Laurel G. Allenbaugh	Common	10,886	(19)	*%	(21)	* %	(23)
	Series C Preferred	2	(19)	*%
All director nominees, directors, named executive officers and other executive officers as a group (16 persons)	Common	1,428,715	(20)	20.2%	(22)	23.0%	(24)
	Series C Preferred	1,025	(20)	18.6%
*    Less than 1%

(1)	Addresses are provided for those beneficial owners owning more than 5% of the Company’s Common Stock.

(2)
Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power.  The information contained in this column is based upon information furnished to the Company by the persons named above.

(3)
The above Common Stock amount includes 230,912 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, over which Mr. Hodgman has shared voting and investment power. Mr. Hodgman holds sole voting and investment power over 340,073 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Richard Anthony Lumpkin; and 604 shares held by the Richard Adamson Lumpkin Trust dated February 5, 1976 for the benefit of Richard Anthony Lumpkin. Mr. Hodgman disclaims beneficial ownership of the 571,589 shares held by the foregoing trusts.

(4)	The above Common Stock amount includes 345,106 shares held by Mr. Lumpkin individually. The above Series C Preferred Stock amount includes 500 shares held by Mr. Lumpkin individually.

(5)
The above Common Stock amount includes 192,516 shares held by Mr. Adams individually; 271,146 shares held by a corporation which Mr. Adams is deemed to control; 19,000 shares held by the Howell-Adams Foundation over which Mr. Adams has shared voting and investment power; and 49,918 shares held for the account of Mr. Adams under the Company’s Deferred Compensation Plan. The above Series C Preferred Stock amount includes 300 shares held by Mr. Adams individually.

(6)
The above Common Stock amount includes 566,263 shares held by Ms. Elizabeth Celio individually; and 135,593 shares held by The Lumpkin Family Foundation, under which Ms. Celio has shared voting and investment power, and of which beneficial ownership is disclaimed. The above Series C Preferred Stock amount includes 500 shares held by Ms. Celio individually; and 100 shares held by The Lumpkin Family Foundation of which beneficial ownership is disclaimed.

(7)	The above Common Stock amount includes 300,022 shares held by Mr. Speer individually. The above Series C Preferred Stock amount includes 637 shares held by Mr. Speer individually.

(8)	The above Common Stock amount includes 73,582 shares held by Ms. Bailey individually. The above Series C Preferred Stock amount includes 125 shares held by Ms. Bailey individually.

(9)	The above Common Stock amount includes 6,979 shares held by Mr. Cook jointly with his spouse.

(10)
The above amount includes 26,700 shares held by Mr. Dively individually; and 22,076 shares held for the account of Mr. Dively under the Company’s Deferred Compensation Plan. The above Series C Preferred Stock amount includes 20 shares held by Mr. Dively individually.

(11)
The above Common Stock amount includes 39,555 shares held by Mr. Grissom individually; 27,714 shares held jointly with his spouse; and 2,450 shares held for the account of Mr. Grissom under the Company’s Deferred Compensation Plan. The above Common Stock amount also includes 230,912 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990 and 300 shares held by the Mary Lee Sparks 1978 Trust for the benefit of Mary Lee Sparks. Mr. Grissom has shared voting and investment power over these trusts. The above Common Stock amount also includes 600 shares held by the Elizabeth L. Celio 2000 Gift Trust dated December 20, 2000 for the benefit of Emma G. Celio; 600 shares held by the Elizabeth L. Celio 2000 Gift Trust dated December 20, 2000 for the benefit of Claudia M. Celio; 600 shares held by the Elizabeth L. Celio 2000 Gift Trust dated December 20, 2000 for the benefit of Gabriela C. Celio; 12,552 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Mary Lee Sparks; 605 shares held by the Richard Adamson Lumpkin Trust dated February 5, 1976 for the benefit of Mary Lee Sparks; 5,874 shares held by the John W. Sparks 2001 Irrevocable Trust dated July 5, 2001; 43,389 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Margaret Lumpkin Keon; 604 shares held by the Richard Adamson Lumpkin Trust dated February 5, 1976 for the benefit of Margaret Lumpkin Keon. Mr. Grissom has sole voting and investment power over these trusts. Mr. Grissom disclaims beneficial ownership of these 296,036 shares held by the foregoing trusts. The above Series C Preferred Stock amount includes 50 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Mary Lee Sparks and 80 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Margaret Lumpkin Keon. Mr. Grissom disclaims beneficial ownership of these shares.

(12)
The above Common Stock amount includes 334,449 shares held by Mr. Melvin individually; 46,253 shares held jointly by Mr. Melvin and his spouse; and 43,298 shares held for the account of Mr. Melvin under the Company’s Deferred Compensation Plan. The above Series C Preferred Stock amount includes 489 shares held by Mr. Melvin individually.

(13)
The above Common Stock amount includes 23,337 shares held by Mr. Rowland individually; 12,993 shares held jointly by Mr. Rowland and his spouse; 24,844 shares held for the account of Mr. Rowland under an Individual Retirement Account; 5,820 shares held for the account of Mr. Rowland under the Company’s Deferred Compensation Plan; and options to purchase 9,000 shares of Common Stock. The Series C Preferred Stock amount includes 20 shares held jointly by Mr. Rowland and his spouse.

(14)
The above Common Stock amount includes 216,300 shares held by Mr. Sparks individually; 89,649 shares held by Sparks Investment Group, LP; 18,880 shares held by the Sparks Foundation over which Mr. Sparks shares voting and investment power; 1,822 shares by Mr. Sparks’ child, over which Mr. Sparks has shared voting and investment power; and 23,499 shares held for the account of Mr. Sparks under the Company’s Deferred Compensation Plan. The above Series C Preferred Stock amount includes 220 shares held by Mr. Sparks individually, and 10 shares held by Sparks Investment Group, LP.

(15)	The above Common Stock amount includes 1,381 shares held by Mr. Zimmer individually.

(16)
The above Common Stock amount includes 4,499 shares held by Mr. Taylor individually; 4,052 shares held for the account of Mr. Taylor under the Company’s 401(k) Plan and options to purchase 5,500 shares of Common Stock. The above Series C Preferred Stock amount includes 4 shares held by Mr. Taylor individually.

(17)
The above Common Stock amount includes 10,394 shares held by Mr. Hedges individually; 1,493 shares held jointly with his spouse; 1,571 shares held for the account of Mr. Hedges under the Company’s 401(k) Plan; 8,014 shares held for the account of Mr. Hedges under the Company’s Deferred Compensation Plan; 1,156 shares held for the account of Mr. Hedges under an Individual Retirement Account; and options to purchase 5,500 shares of Common Stock. The above Series C Preferred Stock amount includes 5 shares held for the account of Mr. Hedges under an Individual Retirement Account.

(18)
The above Common Stock amount includes 9,526 shares held by Mr. McRae individually; 2,188 shares for the account of Mr. McRae under an Individual Retirement Account; 2,982 shares held for the account of Mr. McRae under the Company’s 401(k) Plan; 1,990 shares held for the account of Mr. McRae under the Company’s Deferred Compensation Plan; and options to purchase 4,000 shares of Common Stock. The above Series C Preferred Stock amount includes 2 shares held by Mr. McRae individually.

(19)
The above Common Stock amount includes 2,131 shares held by Ms. Allenbaugh individually; 462 shares held jointly with her spouse; 2,793 shares held for the account of Ms. Allenbaugh under the Company’s 401(k) Plan and options to purchase 5,500 shares of Common Stock.

(20)
The above amounts include additional shares for four executive officers not included in above table. The above Common Stock amount includes an aggregate of 32,000 shares obtainable upon the exercise of options.

(21)	Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options which are exercisable within 60 days by each individual.

(22)
Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options which are exercisable within 60 days by all director nominees, directors, named executive officers and other executive officers.

(23)
Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options by such individual which are exercisable within 60 days, and the conversion of Series C Preferred Stock held by such individual. Each share of Series C Preferred Stock is convertible into approximately 246.43 shares of Common Stock.

(24)
Percentage is calculated on a partially diluted basis, assuming the exercise of all stock options which are exercisable within 60 days by all director nominees, directors, named executive officers and other executive officers and the conversion of 252,583 shares obtainable through the conversion of 1,025 shares of Series C Preferred Stock held by such individuals.

As of February 1, 2015, the Bank acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 191,941 shares, or 2.7%, of the outstanding Common Stock of the Company, over which the Bank has sole voting and investment power with respect to 179,529 shares, or 2.6%, of the outstanding Common Stock and shared voting and investment power with respect to 12,412 shares, or 0.2%, of the outstanding Common Stock.

PROPOSAL I - ELECTION OF DIRECTORS

The directors of the Company are divided into Classes I, II and III having staggered terms of three years.  For this year's annual stockholders meeting, the Board of Directors has nominated for re-election as Class II directors, for a term expiring in 2018, Holly A. Bailey, Joseph R. Dively and William S. Rowland. Ms. Bailey and Messrs. Dively and Rowland have served as directors of the Company since 2012, 2004 and 1991, respectively. The three individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class II directors for a three-year term.  Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals.  The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation and the year he or she first became a director of the Company.  Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

Name	Age at March 20, 2015	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTOR NOMINEES
Holly A. Bailey	44	President of Howell Asphalt Company (since 2008) and Howell Paving, Inc. (since 2013), a road construction company; Executive Vice President of Howell Paving, Inc. (2008-2013); and Vice President of Howell Asphalt Company and Howell Paving (1997- 2008); Director of the Company, the Bank Data Services and Insurance Group (since 2012).	2012	2015
Joseph R. Dively	55	Chairman, President and Chief Executive Officer of the Company (since January 2014); Senior Executive Vice President of the Company (May 2011-December 2013); President of the Bank (since May 2011); Senior Vice President of Consolidated Communications Holdings, Inc., a telecommunications holding company (2003-2011), and President of Illinois Telephone Operations, a local telecommunications provider (until 2008); Director of the Company and the Bank (since 2004); Director of Data Services (since 2009); Director of Insurance Group (since 2009).	2004	2015
William S. Rowland	68	Chairman, President and Chief Executive Officer of the Company (1999-2013); Executive Vice President of the Bank (1997-1999) and Treasurer and Chief Financial Officer (1989-1999) of the Company; Director of the Company and of the Bank (since 1999); Director of Data Services (since 1989); Director of Insurance Group (since 2002).	1991	2015
The Board of Directors recommends a vote "FOR" the election of Directors Bailey, Dively and Rowland for a term of three years.

Name	Age at March 20, 2015	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTORS CONTINUING IN OFFICE
Robert S. Cook	32	Managing Partner of TAR CO Investments LLC, a private investment company (since 2014); Vice President of FIG Partners LLC, an investment banking firm (from 2009-2014); Director of the Company, the Bank, Data Services and Insurance Group (since 2014).	2014	2016
Steven L. Grissom	62	Administrative Officer of SKL Investment Group, LLC, a private investment company (since 1997); Treasurer and Secretary of Consolidated Communications Holdings, Inc., and its predecessors, a telecommunications holding company (2003-2006); Director of the Bank and the Company (since 2000); Director of Data Services (since 2009); Director of Insurance Group (since 2009).	2000	2017
Gary W. Melvin	66	Consultant and director of Rural King Farm & Home Supplies stores, a retail farm and home supply store chain. President and Co-Owner, Rural King Farm & Home Supplies stores (1979-2013); Director of the Bank (since 1984); Director of the Company (since 1990); Director of Data Services (since 1987); Director of Insurance Group (since 2009).	1990	2017
Ray Anthony Sparks	58	Chief Executive Officer of Mattoon Area Family YMCA (since 2009) and private investor, Sparks Investment Group, LP (since 1997); former President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies (until 1997); Director of the Bank (since 1997) and of the Company (since 1994); Director of Data Services (since 1996); Director of Insurance Group (since 2002); .	1994	2016
James E. Zimmer	51	Owner, Zimmer Real Estate Properties, a premier student housing provider (since 2010): Founder, Bio-Enzyme, an agriculture business focused on innovative solutions for farmers (since 2010); Chief Executive Officer of Channel Bio, corn/soybean seed company, owned by Monsanto Corporation (2008-2010); Director of the Company, the Bank, Data Services and Insurance Group (since 2014).	2014	2016

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board of Directors has determined that, except for Mr. Dively and Mr. Rowland, each of the members of the Board of Directors, including Mr. Lumpkin during his time on the Board of Directors during 2014 prior to his resignation in July 2014, is "independent" in accordance with the independence standards of the NASDAQ Stock Market LLC ("NASDAQ"). The Board of Directors has established an audit committee and a compensation committee. The Board of Directors has concluded all current members of the audit committee and compensation committee, and all members of the committees during 2014, satisfy the independence, experience and other membership requirements of NASDAQ, as required by the audit committee charter and the compensation committee charter. The Board of Directors has also created other company-wide committees composed of officers of the Company and its subsidiaries.
A total of 13 regularly scheduled and special meetings were held by the Board of Directors during 2014.  During 2014, all directors attended at least 75 percent of the meetings of the Board of Directors and the committees on which they served. The Company expects directors to attend the annual meeting, absent scheduling or other similar conflicts.  All of the then current directors attended the Company’s 2014 Annual Meeting of Stockholders.

BOARD OF DIRECTOR QUALIFICATIONS

The Board of Directors seeks to be composed of a diverse group of persons with a variety of experience, qualifications, attributes and skills that enable it to meet the governance needs of the Company. The Board of Directors consists of a group of individuals who have a mix of skills and knowledge in the areas of banking, finance, accounting and business. All members of the Board of Directors have an understanding of finance and accounting, are able to understand fundamental financial statements and generally accepted accounting principles and their application to the accounting of the Company. In addition, members of the Board of Directors are active in, and knowledgeable about, the local communities in which the Company operates. A number of the members of the Company’s Board of Directors are also among the largest of the Company’s shareholders. Following is a description of each director’s specific experience and qualifications that led the Board of Directors to conclude that the person should serve as a director for the Company.

Holly A. Bailey has served as a director of the Company since 2012. Ms. Bailey has a bachelor’s degree in Economics from DePauw University and an MBA degree from Texas Christian University.  She is the President of Howell Asphalt Company, Wabash Asphalt Company, Inc., General Contractors and Prosser Company, which are subsidiaries of Howell Paving, Inc., of which she is also President (since 2013). She served as Executive Vice President of Howell Paving, from 2008-2013 and Vice President of Howell Asphalt Company and Howell Paving from 1997 until 2008. Her leadership experience and the business knowledge gained in her work with these companies and her experiences within the communities served by the Company assist the Board of Directors in various areas of its oversight.

Robert S. Cook has served as a director of the Company since August 2014. Mr. Cook has a bachelor's degree in Finance from the University of Missouri. He is currently the managing partner of TAR CO Investments LLC, which primarily invests in community banks. From 2009 to 2014, Mr. Cook was Vice President of FIG Partners, LLC, an investment banking firm, where he led corporate development efforts with community banks and thrifts for the company's Midwest practice. He also serves on the board of directors of another bank. His experience analyzing financial statements and making assessments of community banks in the Midwest assist the Board of Directors in it various aspects of oversight and decision making.

Joseph R. Dively has served as a director of the Company since 2004. Mr. Dively has a bachelor’s degree in Business from Eastern Illinois University and has also completed a “Finance for Executives” program through the graduate school of business at the University of Chicago. Mr. Dively has held a variety of management positions in diverse business units which included financial statement responsibilities since 1991.  He served as Senior Executive Vice President of the Company and President of the Bank from May 2011 to December 2013. On January 1, 2014, Mr. Dively became the Chairman of the Board of Directors and CEO of the Company. He also retained his position as President of the Bank. Mr. Dively provides a wealth of institutional knowledge of the Company. Prior to his employment with the Company, Mr. Dively was Senior Vice President of Consolidated Communications Holdings, Inc., a publicly traded telecommunications holding company headquartered in Mattoon, Illinois. Mr. Dively has also served on the boards of directors of several other organizations where his duties included working with investors, executive teams and other board members. Mr. Dively’s current and previous experiences also assist the Board of Directors in dealing with issues related to the Company’s local communities and the Board of Directors also benefits from his perspective serving as a former executive officer of a publicly traded company.

Steven L. Grissom has served as a director of the Company since 2000 and has been determined by the Board of Directors to be an audit committee financial expert. Mr. Grissom has a bachelor’s degree in Business with an Accounting major from Eastern Illinois University, and has passed the Certified Public Accountant (“CPA”) and Personal Financial Specialist (“PFS”) exams. He was employed by a regional CPA firm from 1974 to 1981 where his experience included review of internal control procedures and analysis of major financial transactions including evaluation of appropriate accounting treatment under generally accepted accounting principles. From 1981 to 2005, Mr. Grissom held various positions at Illinois Consolidated Telephone Company which included tax and treasury responsibilities. Mr. Grissom is currently the Administrative Officer of SKL Investment Group, LLC, a private investment company where his responsibilities include tax and accounting functions and evaluation of financial statements for various investment opportunities. These skills serve the Board of Directors in its assessment of complex financial and investment matters.

Gary W. Melvin has served as a director of the Company since 1990. Mr. Melvin has a bachelor’s degree in Economics from Western Illinois University and for thirty-five years (1979-2013) served as president, CEO and majority owner of Rural King Farm & Home Supplies, Inc., a retail farm and home supply store chain where he was actively involved with management in all aspects of the business. He currently serves as consultant and director, as well as a major stockholder, of Rural King Farm & Home Supplies, Inc. Mr. Melvin’s ownership and leadership role in an important local and regional retailer provides the Board of Directors with a knowledgeable and skilled local business outlook.

William S. Rowland has served as a director of the Company since 1991. Mr. Rowland has a bachelor’s degree in Accounting from St. Ambrose University. He served as Chairman of the Board of Directors and Chief Executive Officer of the Company until his retirement on December 31, 2013 (1999-2013). Previously, he was Treasurer and Chief Financial Officer of the Company (1989-1999). Prior to employment with the Company, Mr. Rowland was a CPA with the accounting firm KPMG, LLP. Mr. Rowland is and has been a member of several community boards, as well as the Illinois Bankers Association. Mr. Rowland brings to the Board of Directors his substantial institutional knowledge regarding the Company, including its operations and strategies.

Ray Anthony Sparks has served as a director of the Company since 1994.  Mr. Sparks has a bachelor’s degree in Business Administration with an accounting major from Millikin University and an MBA degree from Eastern Illinois University. He is the Chief Executive Officer of the Mattoon Area Family YMCA (since 2009) and a private investor (since 1997). He was President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies until 1997. He has also served as a director and officer for various not-for-profit organizations in the community. Mr. Sparks has been a user of financial statements in these positions and has experience dealing with CPAs, investment bankers and attorneys. These experiences and his strong financial background assist the Board of Directors in all areas of its oversight.

James E. Zimmer has served as a director of the Company since August 2014. Mr. Zimmer has an MBA degree from Washington University. From 1992-2010, he held a variety of sales, marketing and executive positions throughout the agricultural industry with Monsanto Corporation. Mr. Zimmer is currently the owner and operator of Zimmer Real Estate Properties, a premier student housing provider and the founder of Bio-Enzyme, an agriculture business focused on innovative solutions for farmers (since 2010). His experience and knowledge gained from these agriculture-related businesses will assist the Board of Directors in the communities it serves and various areas of its oversight.

BOARD OF DIRECTORS LEADERSHIP

Mr. Dively has served as President and Chief Executive Officer and Chairman of the Board of Directors of the Company since January 1, 2014. The Board of Directors believes that having the Chief Executive Officer and Chairman positions held by the same individual allows that individual to have multiple perspectives about the Company and its operations while optimizing the ability of the Board of Directors members to communicate with Company management. Also, because the members of the Board of Directors other than Mr. Rowland and Mr. Dively are independent, the knowledge of the Company that Mr. Dively brings to the Board of Directors helps to enhance the Board of Directors' leadership of the Company. The Board of DIrectors has no fixed policy with respect to combining or separating the roles of the Chief Executive Officer and the Chairman of the Board of Directors and will continue to review the Board of Directors' leadership structure from time to time in order to ensure that the leadership is optimal for the Company at that time.

At any time that the Chief Executive Officer and Chairman of the Board positions are held by the same individual, the Board of Directors may, in its discretion, appoint a lead independent director. At its meeting on January 28, 2014, the Board of Directors appointed Mr. Sparks as its lead independent director. Prior to Mr. Sparks’ appointment, the Board of Directors did not have a lead independent director. The responsibilities of the lead independent director include the following: acting as a liaison between the Chairman and the independent members of the Board of Directors; advising the Chairman on the quality, quantity and timeliness of the flow of information from management; serving as a resource to the members of the Board of Directors on corporate governance practices and policies; and coordinating and moderating executive sessions of the independent members of the Board of Directors.

BOARD OF DIRECTORS ROLE IN RISK OVERSIGHT

The Board of Directors oversees the risk management of the Company through its committees, management committees and the Chief Executive Officer. The Board of Directors' audit committee monitors risks related to (1) the effectiveness of the Company’s disclosure controls and internal controls over financial reporting, (2) the integrity of its Consolidated Financial Statements, (3) compliance with laws and regulations, (4) risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, (5) internal and independent auditors and (6) tax, investment, credit and liquidity matters. In addition, the audit committee oversees the internal audit function and communicates with the independent registered public accountant. The compensation committee is also involved in risk management through its review of risks in the Company’s compensation policies and practices for employees. The Board of Directors' recognition of the importance of risk management oversight and their role in representing the interests of stockholders is enhanced as a result of the Board of Directors members’ collective beneficial ownership of approximately 22% of the outstanding shares of Common Stock of the Company.

At its monthly meetings, the Board of Directors receives the minutes from each management committee meeting, as well as, various reports from executive management, including the senior Risk Management officer. The Board of Directors reviews and discusses these reports with each of the executive managers. The Board of Directors reviews the status of all classified assets and trends in loan delinquency and reviews the allowance for loan losses each quarter.  In addition, three members of the Board of Directors serve on the senior loan committee each for a term of two years. The senior loan committee approves all loan underwriting decisions in excess of $2 million and up to 75% of the legal lending limit which was $26 million at December 31, 2014. The Board of Directors approves all underwriting decisions in excess of 75% of the legal lending limit.

The Board of Directors also reviews the policies and practices of the Company on a regular basis. In addition, the Board of Directors reviews corporate strategies and objectives, evaluates business performance and reviews the annual business plan.

NOMINATIONS FOR DIRECTOR

The Company does not maintain a standing nominating committee but has adopted a Director Nomination Policy.  The Board's independent directors (the "Independent Directors") perform the functions of a nominating committee, and considers and acts on all matters relating to the nomination of individuals for election as directors. Pursuant to the Director Nomination Policy, the Independent Directors review and make recommendations regarding the composition and size of the Board of Directors in order to ensure that it has the requisite expertise and that its membership consists of persons with sufficiently diverse backgrounds and satisfies NASDAQ’s listing requirements regarding independent directors. The Company believes the diverse backgrounds and perspectives of its current directors, as described above under “Board Director Qualifications,” are appropriate to the oversight of the Company’s management team and performance. The Board of Directors does not believe it needs a separate nominating committee because the Independent Directors have the time and resources to perform the function of selecting director nominees. Also, all but two of the directors satisfy the independence requirements of the NASDAQ Stock Exchange. The Independent Directors act in accordance with the Company’s Director Nomination Policy and the Company's Certificate of Incorporation when performing their nominating function.

In the consideration of director nominees, the Independent Directors consider, at a minimum, the following factors for new directors, or the continued service of existing directors: (1) the ability of the prospective nominee to represent the interests of the stockholders of the Company; (2) the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; (3) the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; (4) the extent to which the prospective nominee contributes to the diversity of talent, skill and expertise appropriate for the Board of Directors; and (5) the prospective nominee’s contributions to the Board of Directors as a whole.

Any stockholder who wishes to recommend a director candidate for consideration by the Independent Directors should submit such recommendation in writing to the Board of Directors at the address set forth below under “Communications with Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as director.  Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria above.

NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

Any stockholder wishing to nominate an individual for election as a director at the Annual Meeting must comply with certain provisions in the Company's Certificate of Incorporation.  The Company's Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the Annual Meeting. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days nor more than 60 days before a meeting at which directors are to be elected.  To be in proper form, each written nomination must set forth: (1) the name, age business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of the Company beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in the Company's Certificate of Incorporation relating to the nomination of an individual for election as a director.  For a copy of the Company's Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

AUDIT COMMITTEE

The members of the audit committee of the Company during the fiscal year ended December 31, 2014 were Ms. Bailey and Messrs. Grissom, Lumpkin (until his resignation in July 2014), Melvin and Sparks and Messrs. Cook and Zimmer (following their appointment to the Board in August 2014).  The audit committee met 6 times in 2014.  The audit committee assists the Board of Directors with the review of the Company’s financial statements and the Company’s compliance with applicable legal and regulatory requirements.  Additionally, the audit committee appoints, and is directly responsible for the oversight of, the independent auditor, pre-approves all services performed for the Company by the independent auditor and oversees the Company’s internal audit function.  The audit committee may also retain independent legal, accounting or other advisors as it may deem necessary in order to carry out its duties.

The Board of Directors determined that each member of the audit committee satisfies the independence, experience and other membership requirements of NASDAQ.  The Securities and Exchange Commission requires that Boards of Directors disclose whether any audit committee member qualifies as an “audit committee financial expert” ad defined under SEC guidelines. The Board of Directors determined that Steven L. Grissom is an audit committee financial expert. Accordingly, Mr. Grissom is presumed to qualify as a financially sophisticated audit committee member under the rules of NASDAQ.

The audit committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 27, 2015.  A copy of the audit committee charter may be found on the Company’s website at www.firstmid.com. The audit committee will continue to review and reassess the charter from time to time but not less than annually.

COMPENSATION COMMITTEE

The members of the compensation committee of the Company during the fiscal year ended December 31, 2014 were Ms. Bailey and Messrs. Grissom, Lumpkin (until his resignation in July 2014), Melvin and Sparks and Messrs. Cook and Zimmer (following their appointment to the Board in August 2014).  The compensation committee met 5 times in 2014.  The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including reviewing and approving base salaries and annual bonuses, conducting a review of executive officers’ salary, incentive compensation, retirement benefits and fringe benefits compared to other financial services companies in the region, and using its best judgment in determining that total executive compensation reflects the Company’s mission, strategy and performance.

The Board of Directors determined that each member of the compensation committee satisfies the independence, experience and other membership requirements of NASDAQ. The compensation committee acts pursuant to a written charter that was adopted by the Board of Directors on December 17, 2013.  A copy of the compensation committee charter may be found on the Company’s website at www.firstmid.com. The compensation committee will review and reassess the charter from time to time but not less than annually.

Additionally, the Board of Directors, or if the Board of Directors so delegates, a sub-committee of the compensation committee, has responsibility for administering the stock incentive plans of the Company.  For information about the role of the compensation committee with respect to executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2014, Messrs. Hedges and Sparks served as directors, and Mr. Grissom served as President and director, of Mattoon Area Industrial Development Corporation, a not-for-profit industrial development corporation; and Mr. Sparks served as Chief Executive Officer and Mr. Hedges and Ms. Bailey served as board members of the Mattoon Area Family YMCA, a not-for-profit organization.  See also “Certain Relationships and Related Transactions.”

COMMUNICATIONS WITH DIRECTORS

Any stockholder or other interested person may communicate with the Board of Directors or any individual director by sending written correspondence addressed to the Board of Directors or such individual director in care of the Secretary of the Company at First Mid-Illinois Bancshares, Inc., 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.  The Secretary or the designee thereof will forward such correspondence to the Board of Directors or the relevant director.

CODE OF CONDUCT

The Company has adopted a code of conduct for directors, officers, and employees of the Company. This code of conduct is posted on the Company’s website at www.firstmid.com. The code of conduct sets forth guiding principles by which the Company and its directors, officers and employees conduct business with the Company’s stockholders and customers.

SECTION 16(a) - BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of reports on Forms 3, 4 and 5 and any amendments furnished to the Company under Section 16 of the Securities Exchange Act of 1934, and written representations from the executive officers and directors that no other reports were required, the Company believes that all such forms that were required to filed by all of its officers, directors and beneficial owners of more than 10% of its Common Stock were filed on a timely basis by reporting persons during the fiscal year ended December 31, 2014.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2014. The audit committee also discussed with the independent auditors, BKD, LLP, the matters required to be discussed under standards of the Public Company Accounting Oversight Board (United States)("PCAOB"). The audit committee received the written disclosures and the letter from BKD, LLP required by applicable requirements of the PCAOB regarding BKD, LLP’s communications with the audit committee concerning independence, and discussed with BKD, LLP the independence of that firm.

Based on the review and discussion referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014. This audit committee report is submitted by the audit committee of the Board of Directors:

Ray Anthony Sparks, Chairman	Steven L. Grissom
Holly A. Bailey	Gary W. Melvin
Robert S. Cook	James E. Zimmer

FEES OF INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by BKD, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2014 and 2013, the audit of the Company’s internal control over financial reporting as of December 31, 2014 and 2013, and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for 2014 and 2013 were $207,850 and $202,050, respectively.

Audit-Related Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for audit-related services for the fiscal years ended December 31, 2014 and 2013 (namely employee benefit plan audit) were $16,800 and $18,050, respectively.

Tax Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for the fiscal years ended December 31, 2014 and 2013 (namely preparation of consolidated tax return and tax advice) were $17,700 and $22,000, respectively.

All Other Fees. The aggregate fees billed for other professional services rendered by BKD, LLP for the fiscal years ended December 31, 2014 and 2013 were $0.

The audit committee pre-approves all auditing services and permitted non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approved all services performed by the independent auditors in 2014.

INDEPENDENT PUBLIC ACCOUNTANTS

BKD, LLP acted as independent certified public accountants of the Company and its subsidiaries for the fiscal years ending December 31, 2014 and 2013.  BKD, LLP has served as the Company's independent auditors since July 26, 2005.

A representative from BKD, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.  The Company has not yet appointed its independent auditors for the fiscal year ending December 31, 2015.  The Company expects to appoint its independent auditors for 2015 at its March meeting of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This compensation committee report is submitted by the compensation committee of the Board of Directors:

Holly A. Bailey, Chairman	Gary W. Melvin
Robert S. Cook	Ray Anthony Sparks
Steven L. Grissom	James E. Zimmer

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives and philosophy underlying the Company’s executive compensation program and the material elements of the compensation paid to the Company’s executive officers, including the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”). The named executive officers for 2014 were:

Joseph R. Dively:	President, Chairman & Chief Executive Officer
Michael L. Taylor:	Senior Executive Vice President & Chief Financial Officer
John W. Hedges:	Senior Executive Vice President
Eric S. McRae:	Executive Vice President
Laurel G. Allenbaugh:	Executive Vice President

(Mr. Dively assumed the role of President, Chairman & Chief Executive Officer effective January 1, 2014 following Mr. Rowland's retirement from this position on December 31, 2013.)

Executive Compensation Objectives

It is the policy of the Company to compensate its executives in a manner that is equitable and competitive based on their responsibilities, performance and market conditions. The Company’s compensation objectives with respect to its named executive officers are to:

•	Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.

•	Enable the Company to attract and retain the best available executive talent.

•	Reward individual performance and contributions to the Company.

Setting Executive Compensation

The compensation committee attempts to meet these objectives by providing a mix of key compensation elements that include base salary, annual cash incentives and equity-based compensation.  In setting aggregate compensation for each of the named executive officers, the compensation committee first establishes appropriate levels of base salary for the executives, and then establishes the opportunity for the executives to earn additional compensation through annual cash incentives and longer-term equity compensation. The amount of such additional compensation varies with position and, in the case of annual and long-term incentives, is also conditioned on attainment of corporate or individual performance measures.  The Company also provides retirement benefits, severance and change in control benefits, and a limited number of perquisites and other personal benefits in order to ensure a complete and competitive compensation plan.

The compensation committee uses the key elements of compensation to meet the objectives of its executive compensation program as follows:

Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.   In the past, the compensation committee has used stock options as a way to unify the interests of the executives and stockholders.  Issuing options that have a 10 year term and incrementally vest over time, but only so long as the executive remains employed by the Company, encourages an executive to increase the Company’s stock value over time.  Since 2011, the compensation committee has granted annual and cumulative performance awards under its executive long term incentive plan that consist of restricted stock awards and restricted stock units. The compensation committee also bases a significant portion of an executive’s cash incentive on attainment of certain corporate performance metrics, which encourages the executive to work to increase the Company’s profitability and in turn, its stock value.

The compensation committee believes that the components of the long term incentive plan align key executive compensation with the Company’s performance goals.  The long term incentive plan includes both single and multiple year goals which ensure that the executives are focused on longer term sustainability of earnings and growth in the book value of the Company. Lastly, the restricted stock and restricted stock units issued under the long term incentive plan awards offer less market risk for executives and less dilutive potential to the current owners of the Company’s stock.

Enable the Company to attract and retain the best available talent.  In order to achieve this objective, the compensation committee believes it must pay compensation that is competitive.  As described below, the compensation committee reviews and monitors the compensation paid by companies that are comparable to the Company to ensure that compensation packages are competitive.

Reward individual performance and contributions to the Company.  The compensation committee’s evaluation of the individual performance of each executive affects his or her compensation.  Individual performance is an important factor in determining base salary, which in turn affects the amount of cash incentive compensation that can be earned.  Individual performance is also a component of the cash incentive compensation and, when awarded, equity compensation.

The compensation committee makes all compensation decisions for the CEO and all other executive officers of the Company.  The CEO annually reviews the performance of each executive officer (other than himself) and makes recommendations to the compensation committee.  The compensation committee considers the CEO’s recommendations when making its final compensation decisions for all executives other than the CEO.  Although the compensation committee has the discretion to make all final decisions, the recommendation of the CEO is an important factor. The compensation committee believes that its ability to exercise discretion in setting the elements of compensation for its executives provides flexibility to establish appropriate overall compensation levels and achieve the Company’s objectives.

Key Elements of Compensation

Each year the compensation committee reviews compensation data of the most highly paid executives of other comparable banking institutions. For 2014, the data consisted of a compensation survey, prepared by the Company’s human resources director, of publicly traded banks in non-urban markets in the upper Midwest who directly compete with the Company or who have market capitalization comparable to that of the Company.  (The banks included in the 2014 analysis ranged in size from approximately $1 billion to $5 billion in assets).  Because these institutions frequently recruit individuals for senior executive positions requiring similar skills and backgrounds to the individuals recruited by the Company, the compensation committee uses this information as a general guide in establishing the base salaries, cash incentives and equity compensation of the named executive officers. The compensation committee generally aligns compensation components with those used by the peer institutions and attempts to maintain a comparable level of total compensation (i.e., salary, annual cash incentives and equity compensation). However, the compensation committee does not rely solely on this information and does not benchmark its decisions regarding total compensation or elements of compensation to any particular percentile range of the comparator groups of companies.

In addition, the compensation committee considers each executive’s current salary, his or her individual performance, the financial performance of the Company, the anticipated difficulty of replacing the executive with a person of comparable experience and skill and the recommendation of the CEO.  The compensation committee also may periodically engage the services of independent consultants with knowledge and experience in such matters, although it did not do so for 2014 compensation decisions.

Base Salary

Executives are paid an annual salary. The compensation committee reviews salaries annually in the beginning part of each year. Based on the guidelines and factors described above, the compensation committee, in early 2014, concluded that adjustments to base salaries for certain named executive officers were necessary in order to keep compensation for named executive officers competitive. In addition to the factors noted above, the compensation committee considered the level of the executive's accomplishment of individual goals for the prior year, the number of individuals the executive supervises, the level of duties and responsibilities assumed by the executive and the strategic implications of the decisions the executive is required to make.

The compensation committee established the 2014 base salary for the named executive officers as follows (salary increases were effective as of March 1, 2014):

Executive	2014 Salary Rate	$ Increase from 2013 Salary Rate
Mr. Dively	$330,000	$10,000
Mr. Taylor	$243,400	$25,000
Mr. Hedges	$248,800	$9,600
Mr. McRae	$221,730	$8,530
Ms. Allenbaugh	$178,240	$5,200

The actual salaries paid to the named executive officers in 2014 are set forth in the “Salary” column of the Summary Compensation Table of this proxy statement.

Annual Cash Incentives

The named executive officers are eligible to participate in the Company’s Incentive Compensation Plan (the "Plan”), which is designed to reward executives in increasing Company profitability and achieving individual accomplishments which create stockholder value.  The Company reserves the right to require its executives to return all or a portion of incentive cash compensation paid in the event of an earnings restatement of previously issued financial statements.

In January 2014, the compensation committee determined the target cash incentive opportunity each named executive officer was entitled to receive as a percentage of his or her base salary rate in effect for 2014. This amount was based on individual performance during the previous year, as well as the level of duties and responsibilities assumed by the executives in their respective positions.  The percentage of salary payable as cash incentive was consistent with the amounts in each named executive officer’s employment agreement and did not change from 2013.

Since successful execution of the Company’s strategic plan requires that members of the executive management team work closely together (sometimes to the detriment of individual personal goals) and because senior management has the potential greatest influence on Company profitability, the compensation committee determined each executive’s incentive opportunity for 2014 would continue to be based 70% on the Company’s net income (exclusive of non-recurring costs associated with acquisitions) and 30% on the Company's asset quality (determined by totaling non-performing loans and repossessed assets). The Compensation Committee utilizes the asset quality goal, in addition to the net income goal, based on the premise that asset quality has a strong correlation to future loan losses and therefore, future profitability, while net income represents current profitability. The Compensation Committee believes the combination of these two metrics represents the best measures of shareholder value for the near term.

The target cash incentive opportunity for each named executive officer established for 2014 was based on a percentage of the Executive's salary rate in effect beginning March 1, 2014, as follows:

Executive	% of Salary Payable as Cash Incentive	% of Cash Incentive Tied to Net Income	% of Cash Incentive Tied to Asset Quality
Mr. Dively	50%	70%	30%
Mr. Taylor	35%	70%	30%
Mr. Hedges	35%	70%	30%
Mr. McRae	35%	70%	30%
Ms. Allenbaugh	35%	70%	30%

At the same time, the compensation committee established the net income target using the prior year’s net income and an asset quality target to be based on a percentage of the balance of total loans outstanding at December 31, 2014. The Company also revised its definition of asset quality for the 2014 goal to include adversely classified loans because it believes this metric is a better indicator for the potential future asset quality of the loan portfolio. In 2013, the Company’s net income was $14.7 million and total non-performing assets (a defined for the 2014 goal) was $16.5 million. Using this as a base line, the compensation committee determined the following 2014 criteria:

	Performance	Net Income	Asset Quality (1)	% of Opportunity
Minimum:	80% of previous year net income	$11.8 million		none
Threshold:	85% of previous year net income and nonperforming assets of 2% of current year loan balance	$12.5 million	$21.2 million	25%
Target:	Current year budgeted net income and and nonperforming assets of 1.85% of current year loan balance	$14.5 million	$19.6 million	60%
Superior:	105% of previous year net income and and nonperforming assets of 1.68% of current year loan balance	$15.5 million	$17.8 million	100%

(1) For this calculation, December 31, 2014 actual total loan balance of $1.062 billion was used.

The compensation committee has the discretion to pay a prorated portion of the cash incentive opportunity for attainment of levels between minimum, threshold, budget and superior, or for attainment of levels above superior. Operations for 2014 resulted in net income of $15.46 million which was slightly below the superior level for 98% payout. Balances of total non-performing assets on December 31, 2014 totaled $10 million, which exceeded the superior level for 100% payout. The compensation committee did not adjust the payment opportunity for achievement of above superior performance, and the cash incentive award was based on corporate performance achievement of 99%:

	% of Incentive	% of attainment	% of opportunity
Net Income	70%	98%	69%
Asset Quality	30%	100%	30%
			99%

Based on the 99% level of attainment, the following bonuses were paid for 2014:

Executive	Cash Incentive
Mr. Dively	$163,350
Mr. Taylor	$84,338
Mr. Hedges	$86,209
Mr. McRae	$76,830
Ms. Allenbaugh	$61,760

Equity Compensation

The compensation committee grants long-term equity compensation in order to motivate executives to increase stockholder value over the long term and more closely link the financial interests of the Company’s executives with those of its stockholders.  The Company reserves the right to require its executives to return all or a portion of compensation paid in the event of an earnings restatement of previously issued financial statements.

Since 2011, the compensation committee has made awards pursuant to the Executive Long-Term Incentive Program (LTIP), which provides a framework for granting awards of restricted stock and restricted stock units under the 2007 Stock Incentive Plan. The compensation committee believes that the components of the LTIP more closely align key executive compensation with the Company’s performance goals than the stock options granted in prior years.  The LTIP includes single and multiple year goals which ensure that the executives are focused on longer term sustainability of earnings and growth in the value of the Company. The LTIP also gives the compensation committee the ability to change the types and weightings of the metrics used for the performance goals to which the awards are subject.

Under the LTIP for 2014, the compensation committee set an aggregate target value of the awards to be made to the executive.  In determining these values, the compensation committee did not use a formulaic approach, but took into account historic grants, Company performance and individual levels of responsibility. The value of equity awarded to each executive is intended to be proportionate to the individual’s responsibility to influence the strategic direction of the Company and create stockholder value.  Of this target value, 50% was granted as an Annual Performance Award and 50% was granted as a Cumulative Performance Award.  Each Award consists of restricted stock (50%) and restricted stock units (50%), except that Awards to retirement-eligible executives (which include Mr. Hedges) consist solely of restricted stock units (RSUs). The number of shares of restricted stock and RSUs subject to each Award is determined by dividing the target value by the closing price of the common stock on the date of grant.

The compensation committee also set performance goals to which each Award is subject. The target number of shares or RSUs subject to each of the Awards is adjusted by the compensation committee at the end of each applicable performance period.  The Annual Performance Award has a one-year performance period ending December 31, 2014, and the adjusted number of shares of restricted stock and RSUs vest 25% as of the end of the performance period and 25% on December 15, 2015, December 15, 2016 and December 15, 2017.  If either of the goals for the Annual Performance Award are not met at threshold level and result in forfeited shares, the Annual Performance Award granted in the following year will be increased by the target number of shares subject to the forfeited Award. The Cumulative Performance Award has a three-year performance period ending December 31, 2016, and the adjusted number of shares of restricted stock and RSUs vest as of such date. When the vested Award is settled, the restricted stock is settled in shares and the RSUs are settled in cash, except that RSUs held by retirement-eligible executives are settled half in shares and half in cash. Until an executive’s Award vests or is forfeited, it is credited with dividends and/or dividend equivalents which are paid to the executive only to the extent the Award vests. The awards granted to named executive officers in 2014 was based on a percentage of the Executive's salary rate in effect beginning March 1, 2014, as follows:

			Target Number of Shares Subject to Award
			Annual Performance Award		Cumulative Performance Awards
Executive	Percentage of Salary (1)	Target Value	Stock Award	Stock Unit Award	Stock Award	Stock Unit Award
Mr. Dively	30%	$99,000	1,125	1,125	1,125	1,125
Mr. Taylor	20%	$48,680	554	553	554	553
Mr. Hedges	20%	$49,760	0	1,131	0	1,131
Mr. McRae	13%	$28,824	328	328	328	328
Ms. Allenbaugh	13%	$23,171	264	263	264	263

(1) The percentages in this column are the same as those used in 2013, except for Mr. Taylor, whose percentage increased 5% the previous following his promotion to senior executive vice president effective January 1, 2014.

At the same time, the compensation committee established the 2014 performance goals for the annual and cumulative periods based on historical and expected performance. These goals were established using two performance metrics:  return on assets (calculated as net income divided by year-to-date average assets) and tangible book value per share (calculated as total common equity less goodwill and other intangible assets divided by common shares outstanding). The compensation committee believes use of these metrics shifts the dependency of incentive compensation from the measure of net income used in cash incentives and encourages growth and increased value for the Company’s stockholders. Based on historical and 2014 budgeted metrics, the compensation committee determined the following 2014 goals:

Performance Level		Annual Performance Award	Cumulative Performance Award
Return on Assets (50% goal weighting):
< Threshold	0%
Threshold	70%	0.75%	0.75%
Target	100%	0.92%	0.92%
Maximum	125%	1.05%	1.05%
Tangible Book Value per Share (50% goal weighting):
< Threshold	0%
Threshold	70%	$12.75	$14.25
Target	100%	$13.68	$15.00
Maximum	125%	$14.25	$15.75

The number of shares subject to each award is adjusted by the percentage multiplier that results from the actual achievement level of the performance goals. For achievement of levels between threshold and target and between target and maximum, the percentage multiplier is adjusted on the basis of straight line interpolation. Fractional shares are rounded up.

Operations for 2014 resulted in return on assets of 0.97% and tangible book value per share of $15.63, which, using straight-line interpolation, resulted in executives receiving 117.31% of their Annual Performance Award.

Executives were vested in 25% of the adjusted Award, which was settled 50% in shares and 50% in cash. The remainder of the adjusted Annual Performance Award will vest 25% on December 15, 2015, December 15, 2016 and December 15, 2017. The actual level of performance for the Cumulative Performance Award will be determined as of December 31, 2016.

Retirement Plans

The Company sponsors various retirement plans that cover eligible employees, including certain named executive officers. The Company believes that these benefits are a valuable incentive for attracting and retaining top executives.

401(k) Plan. The Company’s 401(k) plan is a tax-qualified retirement plan that covers all employees generally, including the named executive officers.  An employee can elect to defer a percentage of his or her compensation on a pre-tax basis, up to a maximum in 2014 of $17,500, or $23,000 if age 50 or over, and the Company contributes a matching contribution of up to 2% of the employee’s deferral contributions.  The Company also provides a discretionary annual contribution equal to 4% of each eligible employee’s compensation, whether or not the employee makes elective deferral contributions.  (Amounts paid to the plan reflect the Internal Revenue Code’s limit on the amount of compensation that can be taken into account in determining contributions, which was $260,000 in 2014). The Company’s contributions under the Plan on behalf of each named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified retirement plan that covers selected employees, including the named executive officers.  The plan provides higher paid employees with the opportunity to defer compensation in addition to compensation that can be deferred under the 401(k) plan. For each calendar year, each executive can defer a portion of his or her salary and cash incentive opportunity.  The deferred amounts are invested in Company Common Stock and are paid to the executive in shares of Common Stock after termination of employment.  The Company does not contribute to this plan.  The Deferred Compensation Plan is described in greater detail in the “Non-Qualified Deferred Compensation” section of this proxy statement.

Employment Agreements

The Company has employment agreements with certain of its executives, including each named executive officer.  The agreements, which are for three year terms, provide for a minimum base salary which cannot be reduced, and a maximum cash incentive opportunity.  The agreements also provide for severance benefits upon certain terminations of employment.  If the named executive officer’s employment is terminated by the Company without cause, he or she is entitled to continued payment of base salary for 12 months and continued health coverage for the severance period.  If following a change in control of the Company, either the named executive officer’s employment is terminated by the Company without cause, or the named executive officer terminates his or her employment for good reason, the named executive officer is entitled to continued payment of base salary for 12 months (24 months for Messrs. Dively, Taylor, and Hedges), a lump sum payment equal to the cash incentive paid for the prior year, and continued health coverage for 12 months.  The agreements contain restrictive covenants that prohibit the named executive officers from disclosing confidential information and from competing with the Company.  The employment agreements are described in greater detail in the “Potential Payments Upon Termination or Change in Control of the Company” section of this proxy statement.

On October 22, 2013, the Company and Mr. Dively entered into an Amended and Restated Employment Agreement (the "Dively Agreement"), effective January 1, 2014, following the retirement of Mr. Rowland on December 31, 2013, and continuing until December 31, 2016. Under the Dively Agreement, Mr. Dively agrees to serve as the President and Chief Executive Officer of the Company and President of the Bank. The other provisions of the Dively Agreement remain relatively the same as those of Mr. Dively's previous employment.

The compensation committee believes these severance benefits reflect market levels of benefits when they were negotiated and represent fair and appropriate consideration for the executive’s agreement to the post-termination restrictive covenants. The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top executives.  The Company also believes that in the event of an extraordinary corporate transaction, the agreements could prove important to the Company’s ability to retain top management through the transaction process and to provide motivation to the executives to act in the best interests of the Company and its stockholders before, during and after the transaction.

Perquisites and Other Benefits

The Company provides limited perquisites and other benefits to its executives. During 2014, the Company revised is automobile policy to eliminate the use of company cars and, instead, provide a monthly allowance that covers the expense of utilizing a personal automobile for Company purposes. As a result of this change, Messrs. Dively, Hedges and McRae's company automobiles were released to them and the value of the automobile was included in their compensation amount for 2014. The determination as to whether an auto allowance is appropriate for an executive is based on the amount of business travel undertaken by the executive and the relative cost involved.

During 2014, Messrs. Dively, Taylor, Hedges and McRae received a monthly auto allowance. The Company also paid for annual country club membership dues for Messrs. Dively and Hedges.  All of the named executives also received communication device allowances. These perquisites and other benefits are reported in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year, but contains an exception for “performance-based compensation.”  Annual salary, by its nature, does not qualify as performance-based compensation under Section 162(m), and the Company’s annual cash incentive payments and grants of restricted stock and restricted stock units do not qualify as performance-based compensation.  Stock options previously granted by the Company do qualify as performance based compensation.  Due to the amounts and forms of compensation currently paid to the Company’s executive officers, the tax deductibility of such compensation under Section 162(m) is not an important factor at this time in making compensation decisions.

Subsequent Compensation Decisions

At the 2014 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 96% of the votes cast. The Board of Directors considered these results and, based on the overwhelming support from stockholders, determined to not make any major changes to the executive compensation plans and programs already in place for 2014 or for 2015, except that the Company adopted an Incentive Compensation Recoupment Policy and the LTIP was streamlined for awards granted in 2015.

Incentive Compensation Recoupment Policy

In January 2015, the compensation committee adopted an Incentive Compensation Recoupment Policy. The Policy permits the Board to recoup from an executive cash or equity-based compensation granted on or after January 1, 2015 in the event that there is a restatement of the Company's financial statements or the executive engages in misconduct that results in a material loss or damage to the Company. Recoupment covers any incentive compensation (including annual cash bonuses and awards under LTIP) that is awarded or paid or vests within 36 months preceding the restatement or 36 months following the occurrence of misconduct. Misconduct includes an act of fraud, dishonesty or gross negligence, the material breach of a fiduciary duty, a knowing violation of a Company policy, or a violation of a confidentiality, non-solicitation or non-competition covenant.

Revisions to LTIP

In November 2014, the compensation committee retained Blanchard Consulting Group to review the LTIP. Based on that review, in January 2015, the compensation committee restructured the LTIP to reduce its complexity while retaining the long-term component and the overall equity value awarded to participants. The LTIP grants will still be performance-based and subject to the same performance criteria. However, (i) the awards will be entirely in the form of restricted stock units (no restricted stock); (ii) the annual award component has been eliminated, so all of the units (as adjusted for performance) will vest at the end of a three-year performance period; and (iii) at the end of the performance period the units are settled entirely in shares of stock (no 50% cash payment).

SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company (the “named executive officers”) during the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)(1)	($)(2)	($)(3)	($)
Joseph R. Dively Chairman, President & Chief Executive Officer	2014	328,462	99,000	163,350	41,128	631,940
	2013	320,844	96,040	160,000	15,300	592,184
	2012	308,763	92,718	145,230	14,389	561,100
Michael L. Taylor Senior Executive Vice President & Chief Financial Officer	2014	245,154	48,708	84,338	19,808	398,008
	2013	218,144	32,764	76,440	15,300	342,648
	2012	209,231	31,518	69,090	14,692	324,531
John W. Hedges Senior Executive Vice President	2014	247,323	49,764	86,209	35,052	418,348
	2013	239,272	47,852	83,720	14,147	384,991
	2012	228,461	46,002	75,670	12,607	362,740
Eric S. McRae Executive Vice President	2014	219,713	28,864	76,830	28,055	353,462
	2013	212,619	27,734	74,620	13,225	328,198
	2012	203,461	26,673	67,445	12,125	309,704
Laurel G. Allenbaugh (4) Executive Vice President	2014	177,440	23,188	61,760	17,000	279,388

(1) Stock Awards.  The amounts in this column represent the aggregate grant date fair value of stock awards and stock unit awards granted in 2014, 2013 and 2012 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, based on the probable outcome of the performance conditions attached to the awards. The grant date fair value for 2014 awards granted assuming the maximum level of achievement is: Mr. Dively: $123,750; Mr. Taylor: $60,885; Mr. Hedges: $62,205; Mr. McRae: $36,080; and Ms. Allenbaugh: $28,985. See Note 13 to the consolidated financial statements in the Company’s 2014 Form 10-K for a description of the valuation.

(2) Non-Equity Incentive Plan Compensation.  All amounts in this column are based on performance in 2014, 2013 and 2012 and reflect the amounts actually paid in February 2015, 2014 and 2013, respectively, under the Company’s Incentive Compensation Plan.  See “Cash Incentives” in the Compensation Discussion and Analysis section of the Proxy Statement for a discussion of this Plan.

(3) All Other Compensation.  For 2013 and 2012, these amounts represent the Company’s contributions to its 401(k) Plan on behalf of each named executive officer and because no named executive officer had perquisites that exceeded $10,000 in the aggregate during 2013 or 2012, they are not reported in the All Other Compensation Table. For 2014, these amounts include (i) the Company's contributions to its 401(k) Plan on behalf of each named executive (Mr. Dively: $14,686; Mr. Taylor: $15,600; Mr. Hedges: $14,283; Mr. McRae: $13,278; and Ms. Allenbaugh: $15,310); (ii) for Messrs. Dively, Hedges and McRae, the value of an automobile that was released the them following a change to the Company's automobile policy; (iii) for Messrs. Dively and Hedges, country club dues; (iv) for Messrs. Dively, Taylor, Hedges and McRae, automobile allowances; and (v) communication device allowances for each named executive officer.

(4) Ms. Allenbaugh was not a named executive officer for 2013 or 2012.

Employment Agreements.  The Company is a party to employment agreements with each of the named executive officers that provide for certain compensation and benefits during employment:

Mr. Dively:  The employment agreement with Mr. Dively was entered into effective May 9, 2011 and has a term through December 31, 2014 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 50% of base salary, (iii) participation in the Company's Deferred Compensation Plan and 2007 Stock Incentive Plan, (iv) use of a Company owned or leased automobile and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees. This agreement was amended and restated on October 22, 2013, effective January 1, 2014 and continuing through December 31, 2016, under which Mr. Dively agrees to serve as the President and Chief Executive Officer of the Company and the President of the Bank following the retirement of Mr. Rowland on December 31, 2013.

Mr. Taylor:  The employment agreement with Mr. Taylor was renewed in 2012 and has a term through May 22, 2015 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, and (iv) other benefits made available to Company executives or management employees.

Mr. Hedges:  The employment agreement with Mr. Hedges was renewed in 2011 and has a term through December 31, 2014 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company's Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. McRae: The employment agreement with Mr. McRae was renewed in 2012 and has a term through February 28, 2015 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company's Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and (v) other benefits made available to Company executive or management employees.

Ms. Allenbaugh:  The employment agreement with Ms. Allenbaugh was renewed in 2012 and has a term through May 22, 2015 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, and (iv) other benefits made available to Company executives or management employees.

First Retirement and Savings Plan (“401k Plan”).  The Company has a tax-qualified defined contribution retirement plan that covers all employees generally and provides for a base contribution by the Company of 4% of compensation and a matching contribution by the Company of up to 50% of the first 4% of employee contributions.

2014 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to estimated payouts under incentive plans during the year ended December 31, 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph R. Dively		41,250	99,000	165,000
	01/28/14				3,150	4,500	5,625	99,000
Michael L. Taylor		21,298	51,114	85,190
	01/28/14				1,550	2,214	2,768	48,708
John W. Hedges		21,770	52,248	87,080
	01/28/14				1,583	2,262	2,828	49,764
Eric S. McRae		19,401	46,563	77,606
	01/28/14				918	1,312	1,640	28,864
Laurel G. Allenbaugh		15,596	37,430	62,384
	01/28/14				738	1,054	1,318	23,188

(1)
Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.  Payouts under the Company’s Incentive Compensation Plan were based on performance in 2014, which has now occurred.  Thus, the information in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set in January 2014.  The amounts actually paid under the Company’s Incentive Compensation Plan for 2014 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.  A description of the plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)
The Company's Incentive Compensation Plan contains two metrics: net income and asset quality. Before either of these components is considered, there is a minimum requirement level equal to 80% of prior year's net income. If the minimum is not met, nothing is paid. The Compensation Committee has the discretion to pay a prorated portion (based on straight-line interpolation) if performance is between the minimum, threshold or superior level, or if performance is above superior level.

(3)
Estimated Future Payouts Under Equity Incentive Plan Awards.  The target amounts represent the number of shares of restricted stock and/or restricted stock units granted in 2014 under the 2007 Stock Incentive Plan as Annual Performance Awards (50% of the number) and Cumulative Performance Awards (50% of the number).  The threshold and maximum amounts represent the potential adjustment to the target number of shares of restricted stock and/or restricted stock units that can result based on the level of attainment of performance goals for the applicable performance period. The 2014 Annual Performance Award had a one-year performance period that ended December 31, 2014, which resulted in an adjustment to one-half of the target number so that the named executive officers received 117.3% of the target number:  Mr. Dively: 2,640; Mr. Taylor: 1,299; Mr. Hedges: 1,327; Mr. McRae: 770; and Ms. Allenbaugh: 619.  Of this adjusted Award, 25% vested as of December 31, 2014 and the remainder vests 25% of each of December 15, 2015, 2016 and 2017.  The Cumulative Performance Award has a three year performance period that ends on December 31, 2016.  A description of the Plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)	The grant date fair value is based on the probable outcome of the performance conditions.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth the information for each named executive officer with respect to equity awards outstanding as of December 31, 2014.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards
Name	Exercisable (#)	Unexercisable (#)			Number of Unearned Shares or Units that have not Vested (#)(1)	Market Value of Unearned Shares or Units that have not Vested ($)(2)
Joseph R. Dively	0	0
					7,301	135,434
Michael L. Taylor	3,000	0	26.10	12/11/17
	2,500	0	23.00	12/16/18
					3,127	58,005
John W. Hedges	3,000	0	26.10	12/11/17
	2,500	0	23.00	12/16/18
					3,655	67,800
Eric S. McRae	1,500	0	26.10	12/11/17
	2,500	0	23.00	12/16/18
					2,119	39,307
Laurel G. Allenbaugh	1,500	0	26.10	12/11/17
	2,500	0	23.00	12/16/18
					1,712	31,758

(1) The restricted stock and restricted stock units that are subject to Cumulative Stock Awards will vest at the end of a three year performance period (5,671 shares or units on December 31, 2016 for the 2014 awards and 4,737 shares or units on December 31, 2015 for the 2013 awards). The restricted stock and restricted stock units that are subject to Annual Performance Awards were adjusted at the end of their one year performance period (December 31, 2014, 2013 and 2012 for the 2014, 2013 and 2012 awards, respectively) to reflect actual attainment of the performance goals, and 25% of the adjusted amount vested as of such date (and is not shown in this table), with the remainder vesting 25% on each of the next three December 15 dates (3,500 shares or units on December 31, 2015; 2,344 on December 31, 2016; and 1,662 on December 31, 2017).  If an executive terminates prior to the end of a performance period, he will forfeit his Award, unless such termination is due to termination on or after attaining age 66 (in which case he will vest in the target number) or termination due to death or disability (in which case he will vest in a pro rata portion of the target number).  If an executive with an Annual Performance Award terminates after the performance period but prior to the end of the vesting period when he has attained age 66 or due to death or disability, he will vest in the remaining shares or units. If an executive retires but continues service as a member of the Board of Directors, the individual's board service is treated as continued employment and the individual will continue to vest in the Award while the board service continues.

(2) The market rate is based on the closing price of the Company’s stock on December 31, 2014 ($18.55).

2014 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to the exercise of stock options and the vesting of restricted stock and restricted stock units during 2014 by each named executive officer and the amount realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Vested (#)	Value Realized when Shares Vested (1) ($)
Joseph R. Dively	0	—	3,594	68,097
Michael L. Taylor	0	—	1,434	27,554
John W. Hedges	0	—	1,939	37,308
Eric S. McRae	0	—	1,125	21,642
Laurel G. Allenbaugh	0	—	923	17,781

(1)	Represents the number of shares vested on December 31, 2014 multiplied by the market value of the underlying shares on the vesting date.

2014 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s account balance at December 31, 2014 under the Company’s Deferred Compensation Plan (“DCP”) including contributions and earnings credited to such account.

Name	Executive Contributions In Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)(1)	($)	($)(2)	($)	($)(3)
Joseph R. Dively	129,269	—	(57,822)	—	415,219
Michael L. Taylor	—	—	—	—	—
John W. Hedges	20,930	—	(21,343)	—	148,659
Eric S. McRae	11,020	—	(4,976)	—	38,188
Laurel G. Allenbaugh	—	—	—	—	—

(1)	The contributions reported in this column are reported in the Summary Compensation Table, in either the Salary or Non-Equity Incentive Compensation Plan columns.

(2)	The earnings reported in this column are not reported on the Summary Compensation Table.

(3)
The amounts in this column have previously been reported as compensation on the Summary Compensation Tables for prior years, except for the following amounts of earnings or deferrals included in the account balances:  Mr. Dively:  $119,215 (includes earnings and losses and deferrals of director fees which were not previously reported on the Summary Compensation Table); Mr. Hedges: $20,559 (includes earnings and losses which were not reported in the Summary Compensation Table); Mr. McRae:  $(1,701) (includes earnings and losses that were not previously reported in the Summary Compensation Table).

Non-Qualified Deferred Compensation.  The DCP is a nonqualified defined contribution plan that covers certain eligible employees and directors, including the named executive officers.  For each calendar year, the named executive officers can defer 5%, 10% or 15% of their base salary and/or 25% increments of their cash incentive compensation, and non-employee directors can elect to defer their director fees.  The deferred amounts are deposited into a rabbi trust and credited to a DCP account established for the participant as soon as practicable after the date they would otherwise have been paid to the participant.  Such amounts are invested in the Northern Institutional Prime Obligation Fund #887 until the next quarterly window trading period established by the Company, at which point each participant’s account balance is invested in shares of Common Stock of the Company.  Dividends paid on Common Stock are credited to the participant’s DCP account and invested in additional shares.  The Northern Institutional Prime Obligation Fund #887 had an annual return for 2014 of 0.02%.  The Company’s Common Stock had an annual return for 2014 of (13.2)%.

A participant is 100% vested in his or her DCP account at all times.  A participant’s DCP account is paid to him or her in five annual installments beginning on the March 15 following the date the participant terminates employment, provided that the Board of Directors in its sole discretion can decide to pay the portion of the DCP account earned as of December 31, 2004 in a lump sum payment.  An participant may also request at any time a distribution from the DCP account of an amount necessary to satisfy an unforeseeable emergency.  In the case of the death of a participant, the DCP account will be paid to his or her designated beneficiary in a single payment.  Upon a Change in Control of the Company (as defined in the Plan), each participant’s DCP account will be paid in an immediate lump sum.  All distributions are in full shares of Common Stock, and cash for fractional shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

The Company provides certain benefits to eligible employees, including the named executive officers, upon certain terminations of employment or a change in control of the Company.  These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Employment Agreements

The employment agreements with the named executive officers provide benefits to them upon certain types of termination of employment during the term of the agreement.  The incremental benefits payable to the named executive officers in effect at December 31, 2014 include the following:

•
If the executive’s employment is terminated by the Company for other than “cause” (and a Change in Control of the Company, as defined in the 2007 Stock Incentive Plan, has not occurred), the executive is entitled to the following:

i.	Continued payment of the executive’s then current base salary for 12 months.

ii.
Continued coverage of the executive under the Company’s health plan for the 12 month severance period at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

•
If following a Change in Control of the Company (as defined in the 2007 Stock Incentive Plan), the executive’s employment is terminated by the Company for other than “cause,” or the executive terminates his or her employment due to good reason, the executive is entitled to the following:

i.	For Messrs. Dively, Taylor, and Hedges, payment equal to two times the executive’s then current base annual salary. For Mr. McRae and Ms. Allenbaugh, continued salary for one year.

ii.	An immediate lump sum payment equal to the incentive compensation earned by or paid to the executive for the immediately preceding fiscal year.

iii.
Continued coverage of the executive under the Company’s health plan for the first 12 months following termination at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

“Cause” means the executive’s (i) conviction (or guilty or no contest plea) for a felony or any crime involving fraud, dishonesty or breach of trust; (ii) performance that would materially and adversely affect the Company’s business; (iii) act or omission that results in a regulatory body to demand the executive to be suspended or removed; (iv) substantial nonperformance of his or her duties; (v) misappropriation or intentional material damage to the Company’s property or business; or (vi) violation of the agreement’s restrictions with respect to confidential information, noncompetition and nonsolicitation.

"Good reason" means a decrease in the executive's then current salary or a substantial diminuation in his or her position and responsibilities.

The agreements contain restrictive covenants that prohibit the executive from (i) disclosing confidential information; (ii) becoming involved with a business similar to that of the Company within any county in which the Company conducts business; and (iii) soliciting for sale or selling competing products or services to any person or entity who was a customer or client of the Company during the last two years of the executive’s employment (or during the last year in the case of named executive officers other than Mr. Dively or Mr. Hedges).  The restrictive covenants regarding confidential information are indefinite, and the restrictive covenants regarding noncompetition and nonsolicitation continue in effect until the later of two years following the executive’s termination of employment or the end of the term of the agreement (or the later of one year or the end of the term of employment for Mr. Taylor and for one year following termination of employment for Mr. McRae).

2007 Stock Incentive Plan

The stock option agreements that set forth the terms and conditions of stock options provide that upon a termination of employment for any reason other than death, disability or retirement, an executive’s outstanding and then vested stock options can be exercised for three months following termination, and upon a termination of employment due to death, disability or retirement (as defined in the Plan) an executive’s outstanding and then vested stock options can be exercised for 12 months following such termination.

The agreements that set forth the terms and conditions of the restricted stock awards and restricted stock unit awards provide that an executive will not become vested in any restricted stock or restricted stock units if the executive does not remain continuously employed from the grant date until the last day of the applicable performance period, except that upon a voluntary termination of employment due to  termination after attaining age 66, an executive will vest in the target number of outstanding shares or units and upon a termination of employment due to death or disability (as defined in the Plan), an executive will vest in a pro rata portion of the target number of outstanding shares.  If an executive with an Annual Performance Award terminates after the end of the one-year performance period but prior to the end of the vesting period when he has attained age 66 or due to death or disability, he will vest in the remaining shares or units subject to the Award.

Upon a Change in Control of the Company (as defined in the Plan), the Plan provides that all outstanding stock option awards will become fully vested and exercisable and all restricted stock and stock units will fully vest at the target or higher level as determined by the compensation committee.

2014 Potential Severance Payments

The table set forth below quantifies the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control of the Company and/or termination of employment occurred on December 31, 2014.

Name:	Joseph R. Dively	Michael L. Taylor	John W. Hedges	Eric S. McRae	Laurel G. Allenbaugh
Change in Control:
Base Salary:	$666,000	$486,800	$497,600	$221,730	$178,240
Incentive Compensation (1):	160,000	76,440	83,720	74,620	60,564
Continued Health Coverage (2):	4,392	4,392	4,116	4,116	4,116
Value of Vesting of Unvested Stock Options:	—	—	—	—	—
Value of Vesting of Unvested Stock Awards (3):	135,434	58,006	67,800	39,307	31,758

No Change in Control:
One Time Base Salary:	$333,000	$243,400	$248,800	$221,730	$178,240
Continued Health Coverage (4):	4,392	4,392	4,116	4,116	4,116

Retirement:
Value of Vesting of Unvested Stock Awards (5):	$—	—	$67,800	$—	—

Death or Disability:
Value of Vesting of Unvested Stock Awards (6):	82,813	35,857	41,459	24,035	19,428

(1)	Represents an amount equal to the cash incentive compensation earned by the executive in 2014.

(2)	Represents the Company’s portion of premiums paid for the executive’s coverage during the applicable severance period.

(3)
The value of the stock and stock unit awards that vest upon a change in control is calculated based on the target number of outstanding shares and/or units subject to performance goals, plus the number of outstanding shares and/or units subject to time-based vesting, multiplied by the closing price of the Company’s Common Stock on December 31, 2014 ($18.55).

(4)	Represents the Company’s portion of premiums paid for the executive’s coverage during the 12-month severance period.

(5)
The value of the stock and stock unit awards that vest upon retirement is calculated based on the target number of outstanding shares and/or units subject to performance goals, plus the number of outstanding shares and/or units subject to time-based vesting, multiplied by the closing price of the Company’s Common Stock on December 31, 2014 ($18.55).

(6)
The value of the stock and stock unit awards that vest upon death or disability is calculated based on the pro-rata target number of outstanding shares and/or units subject to performance goals, plus the number of outstanding shares and/or units subject to time-based vesting, multiplied by the closing price of the Company’s Common Stock on December 31, 2014 (18.55).

DIRECTOR COMPENSATION

Non-employee directors of the Company received a $5,000 quarterly retainer, paid at the start of each calendar quarter, for their services in 2014.  The lead independent director received an additional quarterly retainer of $625 for his services in 2014. The non-employee directors of the Company were not granted any form of stock-based compensation in 2014.  Non-employee directors can also elect to receive health coverage under the Company’s group health plan, in which case the Company pays all of the required premiums. There were no such premiums paid in 2014. During 2014:

•
Audit committee members received a $625 quarterly retainer for their audit committee meeting services.  The audit committee chairman also received an additional $625 quarterly retainer and the audit committee financial expert received an additional $500 quarterly retainer.

•
Compensation committee members received a $250 quarterly retainer for their compensation committee meeting services and the compensation committee chairman also received an additional $375 quarterly retainer.

•
Non-employee directors who are members of the senior loan committee received a $1,500 quarterly retainer for their senior loan committee meeting services and non-employee directors who are members of the trust investment committee received a $250 quarterly retainer for their trust investment committee meeting services.

•
Non-employee directors who also served on the board of directors of the Bank received a $1,500 quarterly retainer fee for such services.  Non-employee directors who also served on the board of directors of Data Services or Insurance Group each received a $250 and $125 quarterly retainer, respectively, for such services.

This table shows all compensation provided to each non-employee director of the Company for the year ended December 31, 2014.

	Fees Earned Or Paid in Cash ($)		All Other Compensation ($)(9)	Total ($)
Holly A. Bailey	32,500	(1)	—	32,500
Robert S. Cook	12,917	(2)	—	12,917
Steven L. Grissom	40,000	(3)	—	40,000
Benjamin I. Lumpkin	18,833	(4)	—	18,833
Gary W. Melvin	37,000	(5)	—	37,000
William S. Rowland	34,500	(6)	—	34,500
Ray Anthony Sparks	42,000	(7)	—	42,000
James E. Zimmer	13,167	(8)		13,167

(1) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $20,000, $6,000, $1,000 and $500, respectively, and for serving as a member of the audit committee and the compensation committee of $2,500 and $1,000 respectively. Ms. Bailey also received $1,500 for serving as the compensation committee chairman. Ms. Bailey elected to defer these fees under the Company's Deferred COmpensation Plan. For a description of this plan, see the 2014 Non-qualified Deferred Compensation section of this proxy statement.

(2) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $8,333, $2,500, $417 and $208 respectively, and for serving as a member of the audit committee and the compensation committee of $1,042 and $417, respectively. Mr. Cook was appointed to the Board of Directors effective August 2014.

(3) This amount represents the compensation earned for serving, since August 2014, as a director of the Company and the Bank, Data Services and Insurance Group of $20,000, $6,000, $1,000 and $500 respectively, for serving as a member of the audit committee, the compensation committee and the senior loan committee of $2,500, $1,000 and $6,000, respectively, and for serving as the audit committee financial expert of $2,000, as well as $1,000 for serving as a member of the trust investment committee.

(4) This amount represents the compensation earned for serving, through July 2014, as a director of the Company, the Bank, Data Services and Insurance Group of $11,667, $3,500, $583 and $292 respectively, and for serving as a member of the audit committee and the compensation committee of $1,458 and $583, respectively and for serving as the compensation committee chairman of $750. Mr. Lumpkin resigned from the Board of Directors in July 2014.

(5) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $20,000, $6,000, $1,000 and $500 respectively, for serving as a member of the audit committee, the compensation committee and the senior loan committee of $2,500, $1,000 and $6,000, respectively.

(6) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $20,000, $6,000, $1,000 and $500 respectively and for serving as a member of the senior loan committee and the trust investment committee of $6,000 and $1,000, respectively.

(7) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $20,000, $6,000, $1,000 and $500 respectively, for serving as a member of the audit committee, the compensation committee and the senior loan committee of $2,500, $1,000 and $6,000, respectively and for serving as the audit committee chairman of $2,500, as well as $2,500 for serving as the lead independent director.

(8) This amount represents the compensation earned for serving, since August 2014, as a director of the Company, the Bank, Data Services and Insurance Group of $8,333, $2,500, $417 and $208 respectively, for serving as a member of the audit committee and the compensation committee of $1,042 and $417, respectively and for serving as a member of the trust investment committee of $250. Mr. Zimmer was appointed to the Board of Directors effective August 2014.

(9) There was no other compensation paid to non-employee directors during 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 17, 2013, the audit committee adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons.” The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable Securities and Exchange Commission rules (generally, transactions in which the Company is a participant, the amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest). Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable Securities and Exchange Commission rules (“exempt transactions”). In addition, the audit committee has approved in the policy extensions of credit to a related person that are (1) made in the ordinary course of business, (2) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons and (3) do not involve more than the normal risk of collectability or present other unfavorable feature.

The policy requires, prior to a party entering into any related person transaction (other than an exempt transaction), to provide, to the extent practicable, notice to the Company of the proposed related person transaction. The audit committee or its chair may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chair, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chair, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest. All of the transactions described below were considered and approved or ratified by the audit committee or its chair.

Directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest had extensions of credit from the Bank during 2014.  All such extensions of credit were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.  In addition, directors, executive officers, principal stockholders, members of their immediate families and entities in which one or more of them have a material interest obtained in 2014, and may in the future be expected to obtain, depositary or other banking services, trust, custody or investment management services, individual retirement account services or insurance brokerage services from the Company and its subsidiaries, on terms no less favorable to the Company and its subsidiaries than those prevailing at the time for comparable transactions involving persons unrelated to the Company.

Consolidated Communications Holdings, Inc. and its affiliates provided paging, mobile, long distance/800 and private line services, voice mail, customer premise equipment services and repair services to the Company during 2014 in the amount of approximately $290,688. With regard to Consolidated Communications Holdings, Inc., the father of Mr. Benjamin Lumpkin, a director who resigned in July 2014 and whose beneficial ownership is deemed to be 6.5%, Richard A. Lumpkin, is a director and former Chairman of the Board of Directors of Consolidated Communications Holdings and also may be deemed to have beneficial ownership of approximately 3% and his immediately family, including Mr. Benjamin Lumpkin, has a beneficial ownership of approximately 2% of Consolidated Communications Holdings’ outstanding voting stock.

Under a stock repurchase program authorized by the Board of Directors, the Company can repurchase shares of its Common Stock from time to time either in the open market or in private transactions in accordance with applicable securities laws. Pursuant to this stock repurchase program, the Company may repurchase shares of the Company’s Common Stock from, among others, certain directors, executive officers and greater than 5% beneficial owners of the Company’s Common Stock, and certain members of immediate family of the foregoing persons. During 2014, the Company repurchased the following shares of Common Stock in which certain of such individuals had a beneficial interest: 9,514 shares in which William S. Rowland had a beneficial interest, for consideration of $211,693.

INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS

In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than November 17, 2015.  Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board of Directors has not been informed that other persons intend to present any other matters for action at the annual meeting.  However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

BY ORDER OF THE BOARD OF DIRECTORS
Joseph R. Dively
Chairman, President and Chief Executive Officer

Mattoon, Illinois
March 20, 2015

First Mid-Illinois Bancshares, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 29, 2015.

Vote by Internet

- Go to **www.envisionreports.com/FMBH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the listed nominees.

1. Election of Directors

Nominee	For	Withhold
01 - Holly A. Bailey	☐	☐
02 - Joseph R. Dively	☐	☐
02 - William S. Rowland	☐	☐

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2. In their discretion, on such other matters that may properly come before the meeting and any adjournments thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

First Mid-Illinois Bancshares, Inc.

Proxy — FIRST MID-ILLINOIS BANCSHARES, INC.

PROXY is Solicited By the Board of Directors For the Annual Meeting of Stockholders – April 29, 2015

The undersigned hereby appoints Michael L. Taylor, John W. Hedges and Laurel G. Allenbaugh, or any of them acting in the absence of the others, with full power of substitution, as attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present and voting at the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc., to be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on April 29, 2015, at 4:00 p.m., local time, or any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement as designated on the reverse and, in their discretion, upon such other business as may come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREON.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE YOUR SHARES BY COMPLETING, SIGNING, DATING AND RETURNING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed and dated on the reverse side.)